                                   EXHIBIT 3

PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED (DESIGNATED BY AN ASTERISK (*)) AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT DATED NOVEMBER 20, 1998.






                                  LICENSE AGREEMENT

                                       BETWEEN


                                 ABBOTT LABORATORIES

                                         AND

                             ARONEX PHARMACEUTICALS, INC.

                                  TABLE OF CONTENTS


1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
          1.1    "Affiliate" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
          1.2    "Annual Net Sales". . . . . . . . . . . . . . . . . . . . . . . . . . . 2
          1.3    "API Intellectual Property Rights". . . . . . . . . . . . . . . . . . . 2
          1.4    "API Know-How". . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
          1.5    "API Patents" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
          1.6    "API Patent Applications" . . . . . . . . . . . . . . . . . . . . . . . 2
          1.7    "API Patent Rights" . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          1.8    "API Trademarks". . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          1.9    "Calendar Quarter". . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          1.10   "Calendar Year" . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          1.11   "EMEA". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          1.12   "Empiric Claim" . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          1.13   "Factory Cost". . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          1.14   "First Commercial Sale" . . . . . . . . . . . . . . . . . . . . . . . . 3
          1.15   "Generic Competition" . . . . . . . . . . . . . . . . . . . . . . . . . 3
          1.16   "LBU Countries" . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
          1.17   "Major Subterritories". . . . . . . . . . . . . . . . . . . . . . . . . 4
          1.18   "Net Sales" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
          1.19   "Party" (and "Parties") . . . . . . . . . . . . . . . . . . . . . . . . 5
          1.20   "Product" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
          1.21   "Regulatory Approval" . . . . . . . . . . . . . . . . . . . . . . . . . 5
          1.22   "Term". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
          1.23   "Territory" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
          1.24   "Unaffiliated Sublicensee". . . . . . . . . . . . . . . . . . . . . . . 5
          1.25   "U.S. FDA". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
          1.26   "U.S. FD&C Act" . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
          1.27   "U.S. NDA". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
          1.28   "U.S. Product Development Plan" . . . . . . . . . . . . . . . . . . . . 6
          1.29   "Valid Claim" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

2.   GRANT AND SCOPE OF RIGHTS GRANTED . . . . . . . . . . . . . . . . . . . . . . . . . 6
          2.1    Exclusive License . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
          2.2    Sublicensing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
          2.3    No Implied Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . 7
          2.4    Extension of the Territory to Spain and Portugal. . . . . . . . . . . . 7

3.    MILESTONE AND RESEARCH & DEVELOPMENT FUNDING PAYMENTS . . . . . . . . . . . . . .  7
          3.1    Milestone Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                      (a)  Effective Date. . . . . . . . . . . . . . . . . . . . . . . . 7
                      (b)  United States Regulatory Approval . . . . . . . . . . . . . . 7
          3.2    Research & Development Funding Payments . . . . . . . . . . . . . . . . 7
          3.3    Non-Refundability . . . . . . . . . . . . . . . . . . . . . . . . . . .10
          3.4    Reimbursement of Payment Reductions . . . . . . . . . . . . . . . . . .10
          3.6    Equity Investment . . . . . . . . . . . . . . . . . . . . . . . . . . .11

4.   ROYALTY RATES AND PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
          4.1    Royalty Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
                      (a)  * . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
                      (b)  * . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
                      (c)  * . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
                      (d)  * . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
                      (e)  * . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
          4.2    Lump Sum Royalty Payments . . . . . . . . . . . . . . . . . . . . . . .13
          4.3    Royalty Reports and Payments. . . . . . . . . . . . . . . . . . . . . .14
          4.4    Currency. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
          4.5    No Royalties Payable Between Affiliates . . . . . . . . . . . . . . . .15
          4.6    No Multiple Royalties . . . . . . . . . . . . . . . . . . . . . . . . .15



5.   PAYMENT, RECORD KEEPING AND AUDIT RIGHTS. . . . . . . . . . . . . . . . . . . . . .15
          5.1    Method of Payment . . . . . . . . . . . . . . . . . . . . . . . . . . .15
          5.2    Record Keeping and Audit Rights . . . . . . . . . . . . . . . . . . . .15

6.   PRODUCT DEVELOPMENT AND REGISTRATIONS . . . . . . . . . . . . . . . . . . . . . . .16
          6.1    Development and Registration Activities . . . . . . . . . . . . . . . .16
                      (a)  United States . . . . . . . . . . . . . . . . . . . . . . . .16
                      (b)  European Union. . . . . . . . . . . . . . . . . . . . . . . .16
                      (c)  Japan . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
                      (d)  Other Countries . . . . . . . . . . . . . . . . . . . . . . .17
                      (e)  Mutual Assistance . . . . . . . . . . . . . . . . . . . . . .18
          6.2    Development Costs . . . . . . . . . . . . . . . . . . . . . . . . . . .18
          6.3    Modifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
                      (a)  Material Changes. . . . . . . . . . . . . . . . . . . . . . .18
                      (b)  Other Changes . . . . . . . . . . . . . . . . . . . . . . . .18
          6.4    Reciprocal Access to Documentation and Data . . . . . . . . . . . . . .18

7.   ABBOTT PRODUCT MARKETING AND SALES ACTIVITIES . . . . . . . . . . . . . . . . . . .19
          7.1    Commercially Reasonable Efforts . . . . . . . . . . . . . . . . . . . .19
          7.2    Marketing Costs and Expenses. . . . . . . . . . . . . . . . . . . . . .19

8.   API CO-PROMOTION ACTIVITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
          8.1    Co-Promotion Territory. . . . . . . . . . . . . . . . . . . . . . . . .19
          8.2    Allocation of Sales Representatives . . . . . . . . . . . . . . . . . .19
          8.3    Co-Promotion Period . . . . . . . . . . . . . . . . . . . . . . . . . .19
          8.4    Compensation to API . . . . . . . . . . . . . . . . . . . . . . . . . .20
          8.5    Scope of Co-Promotion Collaboration . . . . . . . . . . . . . . . . . .20

9.   CONFIDENTIALITY AND PUBLICITY . . . . . . . . . . . . . . . . . . . . . . . . . . .20
          9.1    Confidentiality Obligation. . . . . . . . . . . . . . . . . . . . . . .20
          9.2    Permitted Disclosures . . . . . . . . . . . . . . . . . . . . . . . . .20
          9.3    Confidential Information. . . . . . . . . . . . . . . . . . . . . . . .21
                      (a)  Publicly Available Information. . . . . . . . . . . . . . . .21
                      (b)  Previously Known Information. . . . . . . . . . . . . . . . .21
                      (c)  Subsequently Received Information . . . . . . . . . . . . . .21
                      (d)  Independently Developed Information . . . . . . . . . . . . .21
                      (e)  Legally Required Disclosures of Information . . . . . . . . .21
          9.4    Duration of Confidentiality Obligation. . . . . . . . . . . . . . . . .22
          9.5    Publicity and Announcements . . . . . . . . . . . . . . . . . . . . . .22

10.  TRADEMARKS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
          10.1   Assignment of API Trademarks. . . . . . . . . . . . . . . . . . . . . .22
          10.2   Alternate Trademarks. . . . . . . . . . . . . . . . . . . . . . . . . .23

11.  PATENT OWNERSHIP AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . .23
          11.1   Patent Ownership. . . . . . . . . . . . . . . . . . . . . . . . . . . .23
          11.2   Joint Inventions. . . . . . . . . . . . . . . . . . . . . . . . . . . .23
          11.3   API Patent Warranties . . . . . . . . . . . . . . . . . . . . . . . . .23

12.  PATENT PROSECUTION AND INTELLECTUAL PROPERTY INFRINGEMENT . . . . . . . . . . . . .24
          12.1   Patent Filing and Prosecution . . . . . . . . . . . . . . . . . . . . .24
          12.2   Notification of Infringement. . . . . . . . . . . . . . . . . . . . . .24
          12.3   Infringement of Third Party Rights. . . . . . . . . . . . . . . . . . .24
          12.4   Infringement Indemnification. . . . . . . . . . . . . . . . . . . . . .25
          12.5   Termination for Infringement. . . . . . . . . . . . . . . . . . . . . .26
          12.6   Third Party Infringement of API Intellectual Property Rights. . . . . .26
                      (a)  API Enforcement . . . . . . . . . . . . . . . . . . . . . . .26
                      (b)  Abbott Enforcement. . . . . . . . . . . . . . . . . . . . . .26
          12.7   Allocation of Recoveries. . . . . . . . . . . . . . . . . . . . . . . .27
          12.8   Mutual Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . .27



          12.9   Labeling. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
          12.10  Notification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28

13.  INDEMNIFICATION AND INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . .28
          13.1   Reciprocal Indemnification Provisions . . . . . . . . . . . . . . . . .28
                      (a)  API Indemnification . . . . . . . . . . . . . . . . . . . . .28
                      (b)  Abbott Indemnification. . . . . . . . . . . . . . . . . . . .28
          13.2   Conditions of Indemnification . . . . . . . . . . . . . . . . . . . . .28
          13.3   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29

14.  ADVERSE DRUG EXPERIENCES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29

15.  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . . . . .30
                      (a)  Corporate Status. . . . . . . . . . . . . . . . . . . . . . .30
                      (b)  Authority . . . . . . . . . . . . . . . . . . . . . . . . . .31
                      (c)  No Conflicts. . . . . . . . . . . . . . . . . . . . . . . . .31
                      (d)  No Approvals. . . . . . . . . . . . . . . . . . . . . . . . .31
                      (e)  Enforceability. . . . . . . . . . . . . . . . . . . . . . . .31
                      (f)  Compliance With Laws. . . . . . . . . . . . . . . . . . . . .31
                      (g)  Year 2000 Compliance. . . . . . . . . . . . . . . . . . . . .31

16.  TERM AND EARLY TERMINATION RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . .32
          16.1   Term. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
          16.2   Termination for Cause . . . . . . . . . . . . . . . . . . . . . . . . .32
                      (a)  Bankruptcy. . . . . . . . . . . . . . . . . . . . . . . . . .32
                      (b)  Material Breach . . . . . . . . . . . . . . . . . . . . . . .32
          16.3   Termination by Mutual Agreement . . . . . . . . . . . . . . . . . . . .32
          16.4   Termination by Abbott . . . . . . . . . . . . . . . . . . . . . . . . .32
                      (a)  Safety or Efficacy. . . . . . . . . . . . . . . . . . . . . .32
                      (b)  Limited Commercial Viability. . . . . . . . . . . . . . . . .33

17.  CONSEQUENCES OF TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
          17.1   Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . .33
          17.2   License Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
          17.3   Fully Paid-Up License . . . . . . . . . . . . . . . . . . . . . . . . .34
          17.4   Mutual Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . .34
          17.5   Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . . .34

18.  GOVERNING LAW AND DISPUTE RESOLUTION. . . . . . . . . . . . . . . . . . . . . . . .34
          18.1   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
          18.2   Dispute Resolution. . . . . . . . . . . . . . . . . . . . . . . . . . .34
                      (a)  Attempted Amicable Resolution . . . . . . . . . . . . . . . .35
                      (b)  ADR Procedure . . . . . . . . . . . . . . . . . . . . . . . .35
                      (c)  ADR Ruling. . . . . . . . . . . . . . . . . . . . . . . . . .35
                      (d)  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . .36
                      (e)  Dispute Resolution for Section 7.1. . . . . . . . . . . . . .36
          18.3   Effect of Commencing Dispute Resolution . . . . . . . . . . . . . . . .37


19.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
          19.1   Manner of Giving Notices. . . . . . . . . . . . . . . . . . . . . . . .37
          19.2   Addresses for Notices . . . . . . . . . . . . . . . . . . . . . . . . .38

20.  INTEGRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39

21.  ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39

22.  LIMITATION OF DAMAGES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39

23.  FORCE MAJEURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40



24.  RELATIONSHIP OF PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40

25.  SEVERABILITY OF CLAUSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41

26.  NON-WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41

27.  HEADINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41

28.  EXECUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41


                                 LICENSE AGREEMENT

       This License Agreement ("Agreement") is made and entered into as of the ___ day of November, 1998 ("Effective Date"), by and between ARONEX PHARMACEUTICALS, INC., a Delaware corporation having its principal office at 8707 Technology Forest Place, the Woodlands, Texas 77381-1191 ("API"), and ABBOTT LABORATORIES, an Illinois corporation having its principal office at 100 Abbott Park Road, Abbott Park, Illinois, 60064-3500 ("Abbott").

       WHEREAS, API has developed a new, proprietary injectable formulation of the compound nystatin presently being developed under the name Nyotran -Registered Trademark- for treatment of systemic fungal infections; and

       WHEREAS, Abbott and API desire to enter into this Agreement under which Abbott shall acquire the exclusive world-wide rights to manufacture, distribute, market and sell the above-referenced product.

       NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and intending to be legally bound, the parties hereto agree as follows:

1.     DEFINITIONS

       For purposes of this Agreement, the following terms shall be defined as set forth below. Additional terms used in specific Sections of this Agreement shall be defined in such Sections.

       1.1 "AFFILIATE" shall mean any business entity controlled by a Party (as defined below), or which controls a Party, or which is under common control with a Party. "Control" herein means the direct or indirect ownership of at least fifty percent (50%) of the authorized issued voting shares in such entity, or such other relationship as in fact legally results in effective control over the management, business and affairs of such entity or Party, as the case may be. For purposes of this Agreement, Abbott Affiliates shall also include Abbott Laboratories Nigeria Limited.

       1.2 "ANNUAL NET SALES" shall mean Net Sales (as defined below) in any Calendar Year.

       1.3 "API INTELLECTUAL PROPERTY RIGHTS" shall mean API Patents (as defined below) and API Know-How (as defined below).

       1.4 "API KNOW-HOW" shall mean all non-patented and unpublished non-clinical, pre-clinical and clinical documentation, information, and data relating to the Product owned or controlled by API and its Affiliates as of the Effective Date or at any time during the Term (as defined below), including but not limited to all registration materials for the Product (as defined below) developed, acquired or compiled by API and its Affiliates as of the Effective Date or at any time during the Term, and all documentation, information and data relating to the formulation, manufacture and/or quality control of the Product as API and its Affiliates have available as of the Effective Date or at any time during the Term.

       1.5 "API PATENTS" shall mean all issued patents owned by or licensed to API and its Affiliates in the Territory as of the Effective Date and other patents owned by or licensed to API and its Affiliates in the Territory issued at any time during the Term which have claims covering the manufacture, sale or use of the Product or its active ingredient (including any divisions, continuations, continuations-in-part, reexaminations, reissues, additions, renewals and extensions thereof). API Patents in existence as of the Effective Date are set forth in Part I of Exhibit A and such Exhibit shall be amended by API from time to time during the Term to include API Patents issued after the Effective Date.

       1.6 "API PATENT APPLICATIONS" shall mean patent applications owned by or licensed to API and its Affiliates in the Territory pending as of the Effective Date and patent applications owned by or licensed to API and its Affiliates in the Territory filed at any time during the Term which have claims covering the manufacture, sale or use of the Product or its active ingredient (including any divisions, continuations, continuations-in-part, reexaminations, reissues, additions, renewals and extensions thereof). API Patent Applications in existence as of the Effective Date are set forth in Part II of Exhibit A and such Exhibit shall be amended by API from time to time during the Term to include API Patent Applications filed after the Effective Date.

       1.7     "API PATENT RIGHTS" shall mean API Patents and API Patent
Applications.

      1.8 "API TRADEMARKS" shall mean Nyotran -Registered Trademark-, NystatinLF-Registered Trademark- and any other mutually agreed upon trademark owned by API used with the Product.

       1.9 "CALENDAR QUARTER" shall mean each of the three (3) month periods beginning on January 1, April 1, July 1 and October 1 of each Calendar Year (as defined below) during the Term.

       1.10 "CALENDAR YEAR" shall mean any consecutive twelve (12) month period from January 1 to December 31 during the Term.

       1.11 "EMEA" shall mean the European Medicines Evaluation Agency or any successor agency thereto.

       1.12 "EMPIRIC CLAIM" shall mean Regulatory Approval (as defined below) for the Product with an approved claim for empirical therapy for presumed fungal infection in febrile, neutropenic patients.

       1.13 "FACTORY COST" shall mean Abbott's cost of manufacturing the Product calculated in accordance with the attached Exhibit B.

       1.14 "FIRST COMMERCIAL SALE" shall mean the first sale of the Product by Abbott, any Abbott Affiliate or Unaffiliated Sublicensee (as defined below) to any end-user customer, excluding any sales or transfers of the Product to any party in connection with clinical trials or regulatory or safety testing.

       1.15 "GENERIC COMPETITION" shall mean competition from another supplier of nystatin liposome for injection in a country in the Territory in which no Valid Claim exists such that Abbott or an Abbott Affiliate or Unaffiliated Sublicensee is forced to lower the price of the Product by * (*) or more in such country, where such discount is in addition to the reasonable and customary discounts offered to customers in such country.

       1.16 "LBU COUNTRIES" shall mean the following countries in Europe, individually or collectively, as applicable: France, Germany, the United Kingdom, Italy and Spain.

       1.17 "MAJOR SUBTERRITORIES" shall mean the following countries or areas of the Territory, individually or collectively, as applicable: the United States, the LBU Countries and Japan.

       1.18 "NET SALES" shall mean the gross sales of the Product in the Territory actually billed and collected by Abbott, its Affiliates, or Unaffiliated Sublicensees from any national or local governments, hospitals, drug wholesalers or brokers, and other third party customers which are not Abbott Affiliates or Unaffiliated Sublicensees (such as surgicenters and other institutions, the primary business of which is providing medical care), less reasonable and customary: (a) credits and allowances or adjustments actually granted to such customers on account of retroactive price reductions, governmental or other rebates, and rejections, recalls or returns of the Product previously sold; (b) any trade and cash discounts, rebates, charge-backs granted to customers in the case of sales to drug wholesalers or brokers where there are no direct shipments by Abbott, its Affiliates or Unaffiliated Sublicensees to such customers, and management fees paid during the relevant time period to group purchasing organizations and relating specifically to the Product (which discounts, rebates, charge-backs and fees shall be in the same proportion of the invoice price as that borne by other products sold by Abbott or an Abbott Affiliate or Unaffiliated Sublicensee to customers such that the portion of such discounts, rebates, chargebacks and fees allocated to the Product does not exceed the portion allocated to any other such product as a percentage of the invoice price of the Product and such other product), and (c) any sales or other taxes imposed upon the sale of the Product to the extent included in the gross sales price, as adjusted (as applicable) for any credits, allowances, rebates and chargebacks.

       1.19 "PARTY" (and "PARTIES") shall mean either API or Abbott (or both), as the context requires.

       1.20 "PRODUCT" shall mean API's proprietary formulation of the compound nystatin, presently being developed under the name
Nyotran -Registered Trademark-.

       1.21 "REGULATORY APPROVAL" shall mean all governmental approvals required to market and sell the Product in any given country in the Territory (as defined below), including but not limited to, product registrations, medical approvals, price, reimbursement and marketing approvals.

       1.22 "TERM" shall mean the period commencing on the Effective Date and continuing until the later of (a) ten (10) years after the date of Regulatory Approval in the United States and (b) the date of expiration or invalidation of the last to expire or be invalidated of the API Patents containing a Valid Claim (as defined below), subject to earlier termination as provided herein.

       1.23 "TERRITORY" shall mean all countries and territories of the world; provided that the Territory shall include Spain and Portugal only if, and to the extent that, in accordance with Section 2.4, Abbott and/or API enter into one or more agreements with Grupo Ferrer Internacional, S.A. ("Ferrer") modifying, replacing or terminating that certain Supply and Distribution Agreement dated May 2, 1997 between API and Ferrer (the "Ferrer Agreement") to permit the inclusion of such countries within the Territory without any breach or violation of the rights of Ferrer.

       1.24 "UNAFFILIATED SUBLICENSEE" shall mean any sublicensee of Abbott under this Agreement other than an Abbott Affiliate.

       1.25 "U.S. FDA" shall mean the United States Food and Drug Administration and any successor regulatory agency.

       1.26 "U.S. FD&C ACT" shall mean the United States Food, Drug and Cosmetic Act, including any amendments thereto and all regulations promulgated thereunder.

       1.27    "U.S. NDA" shall mean a New Drug Application filed with the U.S.
FDA.

       1.28 "U.S. PRODUCT DEVELOPMENT PLAN" shall mean the Plan attached hereto as Exhibit C setting forth API's Product development and registration activities in the United States, as the same may be amended from time to time during the Term in accordance with Section 6.3.

       1.29 "VALID CLAIM" shall mean one (1) or more claim of an issued and unexpired API Patent which neither has been held unenforceable, unpatentable or invalid by a decision of a court or governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, nor has been admitted by the holder of the API Patent to be invalid or unenforceable through reissue, disclaimer, abandonment or otherwise.


2.     GRANT AND SCOPE OF RIGHTS GRANTED

       2.1     EXCLUSIVE LICENSE.   API hereby grants to Abbott an exclusive
license (or sublicense, as applicable) under API Intellectual Property Rights to make, have made, use, import, offer for sale and sell the Product in the Territory, which license shall be exclusive even as to API and its Affiliates, except as provided in Section 6 and 8. The Parties acknowledge and agree that the foregoing license shall apply to API Intellectual Property Rights developed or acquired (whether by license, assignment or otherwise) by API after the Effective Date only to the extent API has the right to grant such license to Abbott. Notwithstanding the foregoing sentence, API, in developing or acquiring such API Intellectual Property Rights, shall use its reasonable best efforts to ensure that Abbott's rights under this Agreement extend thereto.

       2.2 SUBLICENSING. Abbott shall have the right to sublicense its rights under this Agreement in the Territory to any Abbott Affiliates, provided that Abbott guarantees the performance of any Abbott Affiliates to which such rights are sublicensed. Abbott shall also have the right to sublicense its rights under this Agreement to Unaffiliated Sublicensees, provided that such sublicensing of Abbott's rights shall not relieve Abbott of any obligations hereunder, and provided further that Abbott has obtained API's prior written consent for any sublicense of its rights in Japan, which consent shall not be unreasonably withheld or delayed.

       2.3 NO IMPLIED LICENSES. Any rights not expressly granted by either Party to the other Party in this Agreement are expressly reserved by the Party owning or controlling such rights and, accordingly, no licenses other than those specified herein shall be deemed granted by this Agreement by implication, estoppel or otherwise.

       2.4 EXTENSION OF THE TERRITORY TO SPAIN AND PORTUGAL. Abbott and API shall use their respective reasonable best efforts to enter into one or more agreements with Ferrer as soon as practical after the Effective Date (with discussions with Ferrer to be initiated within ninety (90) days after the Effective Date) modifying, replacing or terminating the Ferrer Agreement to permit the inclusion of Spain and Portugal within the Territory without any breach or violation of the rights of Ferrer.

3.     MILESTONE AND RESEARCH & DEVELOPMENT FUNDING PAYMENTS

       3.1 MILESTONE PAYMENTS. In consideration of API's entering into this Agreement and the rights and licenses granted to Abbott hereunder, during the Term Abbott shall pay API milestone payments according to the following payment schedule:

               (a) EFFECTIVE DATE - Within ten (10) business days after the Effective Date, Abbott shall pay API * (*);

               (b) * - Within twenty (20) business days after * Abbott shall pay API * (*).

       3.2 RESEARCH & DEVELOPMENT FUNDING PAYMENTS. In further consideration of API's entering into this Agreement and performing continued research and development activities for the Product, during the Term Abbott shall make research and development funding payments to API in accordance with the following schedule, contingent on completion of the research and development tasks referenced below:

           R&D Funding Payment                         Payment Date
           -------------------                         ------------
        (a)     *                                           *

        (b)     *                                           *

        (c)     *                                           *

        (d)     *                                           *

        (e)     *                                           *

        (f)     *                                           *

        (g)     *                                           *

        (h)     *                                           *

        (i)     *                                           *

       3.3 NON-REFUNDABILITY. All milestone payments and research and development funding payments Abbott makes to API pursuant to Section 3.1 or
3.2 shall be non-refundable once paid. However, if this Agreement is terminated for any reason prior to a given milestone or research and development funding payment becoming due or if the events specified for a given milestone or research and development funding payment do not occur, then Abbott shall have no obligation to make such milestone or research and development funding payment; provided, however, that if API terminates this Agreement due to Abbott's Material Breach pursuant to Section 16.2(b), the foregoing shall not relieve Abbott of liability for damages, if any, that API may recover from Abbott in an ADR proceeding pursuant to Section 18.2(b).

       3.4 REIMBURSEMENT OF PAYMENT REDUCTIONS. The Parties acknowledge their mutual goal to * on or before *. If Abbott * on or before *. *.

       3.5 NOTICE OF ACHIEVEMENT OF MILESTONES; PAYMENT. API shall deliver written notice to Abbott of API's achievement of the milestone referenced in
Section 3.1(b) and of API's satisfaction of the condition(s) to the research and development funding payments referenced in Section 3.2. Abbott shall pay such milestone payment and research and development payments within thirty (30) calendar days of the delivery of the notice relating thereto.

       3.6 EQUITY INVESTMENT. The Parties further acknowledge that Abbott is making an equity investment in API in the aggregate amount of up to
* (*) under a Stock Purchase Agreement bearing even date herewith.

4.     ROYALTY RATES AND PAYMENTS

       4.1 ROYALTY RATES. In further consideration of the rights and licenses granted to Abbott hereunder in API Intellectual Property Rights during the Term Abbott shall pay API royalties on Abbott's, its Affiliates' and Unaffiliated Sublicensees' Annual Net Sales at the following aggregate total royalty rates:

               (a) UP TO * IN ANNUAL NET SALES - If Annual Net Sales are less than or equal to * (*), the aggregate total royalty payable to API shall be * (*) of all Annual Net Sales.

               (b) OVER * UP TO * IN ANNUAL NET SALES - If Annual Net Sales exceed * (*) but are less than or equal to * (*), the aggregate total royalty payable to API shall be * (*) of all Annual Net Sales.

               (c) OVER * UP TO * IN ANNUAL NET SALES - If Annual Net Sales exceed * (*) but are less than or equal to * (*), the aggregate total royalty payable to API shall be

* (*) of all Annual Net Sales.

               (d) OVER * UP TO * IN ANNUAL NET SALES - If Annual Net Sales exceed * (*) but are less than or equal to * (*), the aggregate total royalty payable to API shall be * (*) of all Annual Net Sales.

               (e)    OVER * IN ANNUAL NET SALES - If Annual Net Sales exceed
* (*), the aggregate total royalty payable to API shall be * (*) of all Annual Net Sales.

       If Generic Competition exists in any country of the Territory in which no Valid Claim exists, royalties payable by Abbott for Net Sales in such country shall be reduced by * (*) during the period in which Generic Competition exists.

       The aggregate total royalty payable to API shall be determined by total Annual Net Sales during each applicable Calendar Year. On or before December 1 of each Calendar Year during the Term, the Parties shall mutually agree on an Annual Net Sales forecast ("Net Sales Forecast") for the following Calendar Year and Abbott shall pay estimated royalties based on the Net Sales Forecasts. If the Factory Cost for a Calendar Year exceeds * (*) of the Net Average Selling Price (as defined below) of the Product for such Calendar Year, the portion of the Factory Cost above * (*) shall be prorated to the Parties in an amount equal to the proration of royalty payments to Net Sales. On or before December 1 of each Calendar Year during the Term, the Parties shall mutually agree on a Net Average Selling Price forecast ("ASP Forecast") and Factory Cost estimate ("Factory Cost Estimate") for the following Calendar Year and, if applicable, adjust royalties based on the ASP Forecast and Factory Cost Estimate. The Parties shall reconcile actual royalties payable for each Calendar Year on or before April 1 of the following Calendar Year. As used in this Section, "Net Average Selling Price" shall mean Net Sales divided by Net Units and "Net Units" shall mean units of the Product actually sold, less returns in accordance with Section 1.17.

               The Annual Net Sales thresholds set forth in subsections (a) through (e) of this Section 4.1 shall be proportionately reduced: (i) in the Calendar Year in which the First Commercial Sale occurs, by multiplying such Annual Net Sales thresholds by a fraction, (A) the numerator of which shall be the number of days remaining in such Calendar Year as of the First Commercial Sale and (B) the denominator of which shall be 365; and (ii) in the Calendar Year in which the Term expires, by multiplying such Annual Net Sales thresholds by a fraction, (X) the numerator of which shall be the number of days in such Calendar Year prior to the expiration of the Term and (Y) the denominator of which shall be 365.

       4.2 LUMP SUM ROYALTY PAYMENTS. In addition to the royalty payments pursuant to Section 4.1 and research and development funding payments pursuant to Sections 3.1 and 3.2, Abbott shall make lump sum royalty payments to API if any or all of the following Net Sales thresholds are attained during the time periods referenced below:

                   Net Sales          Applicable Time Period
 Payment Amount      Level            ----------------------
 --------------      -----
(a)  *            *                   *
(b)  *            *                   *


(c)  *            *                   *
(d)  *            *                   *


       Each lump sum royalty payment referenced above shall be payable only once during the Term within ten (10) business days after the end of the applicable time period and shall be payable only if the applicable Net Sales level is attained during the applicable time period.

       4.3 ROYALTY REPORTS AND PAYMENTS. Commencing with the first Calendar Quarter in which Abbott, its Affiliates or Unaffiliated Sublicensees make the First Commercial Sale of the Product in the Territory, Abbott shall provide API with a written report of Net Sales on a country-by-country basis within forty-five (45) days after the last day of March, June, September and December for royalties accruing on Net Sales in the United States during the three (3) preceding calendar months and within seventy-five (75) days after the last day of February, May, August and November for royalties accruing on Net Sales in the Territory outside of the United States during the three (3) preceding calendar months. Concurrently with the submission of each such written report, Abbott shall pay or cause to be paid to API the total amount of royalties shown to be due thereon.

       4.4     CURRENCY.  Abbott shall make all royalty payments to API pursuant
to Section 4.2 in U.S. Dollars.   Royalty payments earned shall be first
determined by Abbott in the currency of the country where the Net Sales were made and then converted by Abbott directly to its equivalent in U.S. Dollars. The rates of exchange for converting the currencies involved to U.S. Dollars as quoted by the WALL STREET JOURNAL, Midwest Edition, as Foreign Exchange Rates quoted in New York as market rate (bid) on the last business day of the quarterly period in which the royalty payments were earned shall be used by Abbott to determine such conversion rates.

       4.5 NO ROYALTIES PAYABLE BETWEEN AFFILIATES. No royalties shall be payable to API on sales between Abbott, its Affiliates or Unaffiliated Sublicensees, or between Abbott Affiliates and Unaffiliated Sublicensees.

       4.6 NO MULTIPLE ROYALTIES. No multiple royalties shall be payable because the Product, its manufacture, use or sale is or shall be covered by multiple API Patents.


5.     PAYMENT, RECORD KEEPING AND AUDIT RIGHTS

       5.1 METHOD OF PAYMENT. All payments by either Party to the other Party hereunder (including, but not limited to, Abbott's milestone and research and development payments under Sections 3.1 and 3.2 and royalty payments under Sections 4.1 and 4.2) shall be made without deduction of any withholdings for any purposes other than taxes, if applicable, to the extent required by law. In the event of any tax withholding, the paying Party will provide the receiving Party with the best available evidence of the taxes withheld as well as any relevant certificates or documents required for national, state or local tax credit and reporting purposes. Payments hereunder shall not be creditable against any other amounts payable by the other Party under this Agreement, except as otherwise expressly stated herein. Payments may be made by check or wire transfer to an account designated by the receiving Party.

       5.2 RECORD KEEPING AND AUDIT RIGHTS. Each Party shall keep or cause to be kept accurate records relating to Net Sales, royalties, and any other costs and expenses subject to payment or reimbursement by either Party to the other Party in sufficient detail to enable the amounts payable hereunder to be determined. Upon the written request of either Party (but not more frequently than once in any calendar year), the requesting Party may retain an independent certified public accountant, subject to approval by the other Party (which approval shall not be unreasonably withheld), to review such records to verify the accuracy of the payments made or payable hereunder. Such accountant shall be required to execute a confidentiality agreement in a form reasonably acceptable to the audited Party and shall report to the auditing Party only the amount of any underpayment or overcharge. Within ten (10) business days after completion of such review, the Parties shall reconcile any underpayment or overcharge. The auditing Party shall pay the cost of any review of records conducted at its request under this Section. However, if the review establishes underpayment or overcharge by the audited Party of over five percent (5%) during the period of the review, the audited Party shall promptly reimburse the auditing Party for the fees and expenses of the accountant. Such audit rights may be exercised by the Parties only with respect to records for the current calendar year and the preceding two (2) calendar years.


6.     PRODUCT DEVELOPMENT AND REGISTRATIONS

       6.1     DEVELOPMENT AND REGISTRATION ACTIVITIES.

               (a) UNITED STATES. In accordance with the U.S. Product Development Plan attached hereto as Exhibit C, API shall undertake development and registration activities for the Product in the United States, including but not limited to conducting or sponsoring, and completing or having completed, all clinical studies and other activities required for Regulatory Approval in the United States. API shall use its commercially reasonable efforts to pursue such development and registration activities under the U.S. Product Development Plan with the objective of filing a U.S. NDA for the Product with an Empiric Claim with the U.S. FDA on or before *. Unless otherwise agreed by the Parties, API shall file the U.S. NDA for the Product and any other applications for Regulatory Approval in the United States in its own name, and, promptly after receipt of Regulatory Approval in the United States, API shall assign the U.S. NDA for the Product and any other Regulatory Approvals in the United States to Abbott.

               (b)    EUROPEAN UNION.   Abbott shall undertake development
and registration activities for the Product in European Union member countries, provided that API shall provide Abbott with all such documentation, data, clinical trial data and other scientific information developed by API in connection with the U.S. NDA for the Product as may be necessary for completing the registration package for submission to the EMEA or a reference European Union member state for a mutual recognition procedure. Abbott shall use its commercially reasonable efforts to file the registration package with the EMEA or a reference European Union member state for a mutual recognition procedure or other appropriate regulatory authorities within the European Union *. If additional clinical trials are required for registration by the appropriate European Union regulatory authorities, then API and Abbott will jointly agree to a revised registration filing schedule, taking into account the time required for such clinical trials. API shall have the right to consult with

Abbott concerning Abbott's regulatory dossier prior to submission to the EMEA or a reference EMEA member state. Upon API's request, Abbott shall give API a reasonable opportunity to review and comment on the documentation included within such regulatory dossier.

               (c) JAPAN. *, Abbott will provide API with a plan for the development and registration of the Product in Japan. Following submission of such a plan, Abbott shall use its commercially reasonable efforts to undertake development and registration activities for the Product in Japan in accordance with such plan. If Abbott elects not to develop the Product in Japan, Abbott shall notify API in writing within *, following which time the Territory shall exclude Japan and rights to the Product in Japan will revert to API. If Abbott makes such election and notifies API in accordance with the preceding sentence, Abbott shall have no obligations or liabilities to API with respect to development and registration activities in Japan.

               (d) OTHER COUNTRIES. *, Abbott will provide API with a plan for the development and registration of the Product in countries and territories outside of the United States, Japan and European Union member countries. Following submission of such a plan, Abbott shall use its commercially reasonable efforts to undertake development and registration activities for the Product in such countries and territories in accordance with the plan.

               (e) MUTUAL ASSISTANCE. The Parties shall use their commercially reasonable efforts to assist each other with their respective development and registration activities under Sections 6.1(a), (b), (c) and (d).

       6.2 DEVELOPMENT COSTS. Abbott shall fund API's research and development activities for the Product during the Term in accordance with the payment amounts and schedule set forth in Section 3.2, provided that the Parties shall renegotiate the payment amounts and schedule of payments in good faith in the event of any material changes to the U.S. Product Development Plan, as described below. Abbott shall be responsible for its own research and development costs for the Product during the Term.

       6.3     MODIFICATIONS.

               (a) MATERIAL CHANGES - API may not make any material changes to the U.S. Product Development Plan unless Abbott has given its written consent thereto, which consent shall not be unreasonably withheld or delayed. As used in this Section, "material changes" shall mean any changes having a material effect on the U.S. Product Development Plan timetable for United States regulatory filings or on the Product claims referenced in the U.S. Product Development Plan.

               (b) OTHER CHANGES - API may make any changes to the U.S. Product Development Plan other than material changes as API deems necessary or appropriate, provided Abbott has been given a reasonable opportunity to review and consult with API as to any such changes.

       6.4 RECIPROCAL ACCESS TO DOCUMENTATION AND DATA. During the Term each Party shall provide the other Party, within a reasonable time, with reasonable access to all clinical documentation, information and data resulting from the Party's Product research and development activities which either Party may reasonably request, including but not limited to, case report forms, monitoring documents, patient informed consents, institutional review board approvals, medical and statistical study reports for individual studies, clinical data summaries, and expert reports. Upon either Party's request, the other Party shall provide the requesting Party with copies of such documentation and data, provided that, upon the providing Party's request, the requesting Party shall reimburse the providing Party for the cost of making such copies.


7.     ABBOTT PRODUCT MARKETING AND SALES ACTIVITIES

       7.1 COMMERCIALLY REASONABLE EFFORTS. Abbott shall use commercially reasonable efforts to promote and sell the Product throughout the Territory in all countries in which (a) Regulatory Approval has been obtained and (b) a Valid Claim exists.

       7.2 MARKETING COSTS AND EXPENSES. Except as otherwise provided herein or as otherwise mutually agreed by the Parties, Abbott shall bear all costs and expenses connected with its marketing and sales activities for the Product and its performance under this Agreement.


8.     API CO-PROMOTION ACTIVITIES

       8.1 CO-PROMOTION TERRITORY. API shall have the right to co-promote the Product with Abbott and its Affiliates in the United States and Canada in accordance with the terms of this Section 8.

       8.2 ALLOCATION OF SALES REPRESENTATIVES. API shall have the right to allocate up to * (*) API professional sales representatives to assist Abbott and its Affiliates in detailing the Product to physicians, hospitals and others in the United States and Canada as directed by Abbott in accordance with Abbott's United States and Canada marketing plan(s) for the Product.

       8.3 CO-PROMOTION PERIOD. The initial period of API's co-promotion shall be two (2) years commencing with the date of launch of the Product in the United States and shall be renewed for consecutive one (1) year periods, unless terminated by either Party upon no less than twelve (12) months prior written notice to the other Party effective at the earliest upon the end of the initial two (2) year period.

       8.4 COMPENSATION TO API. During the period of co-promotion, Abbott will pay to API, on a quarterly basis, an amount up to * (*) of API's fully-burdened cost of each API professional sales representative, which costs shall be determined in accordance with the scope of co-promotion collaboration and API normal accounting policies, both of which shall be consistent in all material respects with industry custom and practice for retaining contract sales resources. The aggregate amount payable by Abbott to API under this Section 8.4 shall not exceed * (*) per Calendar Year.

       8.5 SCOPE OF CO-PROMOTION COLLABORATION. The Parties shall agree upon coordinated performance benchmarks for the API professional sales representatives which shall be consistent/complimentary with those of the Abbott sales force and the Abbott United States and Canada marketing plan(s) for the Product. Abbott shall provide reasonable Product sales training for up to twenty (20) API professional sales representatives and shall design and provide all Product sales literature and materials. API shall have the right to provide supplemental training and Product sales literature and materials to the API professional sales representatives with Abbott's prior written consent, which consent shall not be unreasonably withheld.


9.     CONFIDENTIALITY AND PUBLICITY

       9.1 CONFIDENTIALITY OBLIGATION. Each Party shall hold the other Party's Confidential Information (as defined below) of which it becomes informed in connection with this Agreement in strictest confidence and shall not disclose such Confidential Information to third parties or otherwise use it, except to the extent such use or disclosure is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement.

       9.2 PERMITTED DISCLOSURES. Permitted disclosures of Confidential Information hereunder include, but are not limited to: (a) disclosures to regulatory agencies to the extent required for Regulatory Approval, including but not limited to, Product registrations and applications in the Territory, and
(b) disclosures to the Parties' Affiliates, employees, agents and independent contractors (including clinical investigators, consultants and contract research organizations) who have a bona fide "need to know", and Unaffiliated Sublicensees (in the case of Abbott), provided that for disclosures to parties other than Affiliates under Section 9.2(b) the disclosing Party shall obligate the recipients to maintain the confidentiality of Confidential Information under terms substantially similar to those contained in this Section 9.

       9.3 CONFIDENTIAL INFORMATION. "Confidential Information" includes, but is not limited to, any information relating to the terms of this Agreement, the Product, API Know-How, the U.S. Product Development Plan, clinical and non-clinical studies involving the Product, and all sales and marketing plans for the Product, as well as information concerning all other products and the business affairs, manufacturing processes and other activities of the disclosing Party. However, Confidential Information shall not include any information:

               (a) PUBLICLY AVAILABLE INFORMATION - Which at the time of disclosure is or later comes into public domain by publication or otherwise through no fault of the receiving Party;

               (b) PREVIOUSLY KNOWN INFORMATION - Which can be demonstrated by documentation or other competent proof to have been in the receiving Party's possession prior to disclosure hereunder;

               (c) SUBSEQUENTLY RECEIVED INFORMATION - Which is subsequently received by the receiving Party from a third party who is not bound by any confidentiality undertaking to the disclosing Party or to any of its Affiliates with respect to said information;

               (d) INDEPENDENTLY DEVELOPED INFORMATION - Which is independently developed by or for the receiving Party without reference to the disclosing Party's Confidential Information; or

               (e) LEGALLY REQUIRED DISCLOSURES OF INFORMATION - Which is legally required to be disclosed pursuant to any statute or regulation or any judicial or administrative order, provided that the receiving Party promptly notifies the disclosing Party of such required disclosure in order to provide an opportunity to seek a protective order or other similar order with respect to such Confidential Information and thereafter the receiving Party discloses to the requesting entity only the minimum Confidential Information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the disclosing Party.

       9.4 DURATION OF CONFIDENTIALITY OBLIGATION. The confidentiality obligations of the Parties hereunder shall remain in effect during the Term and for seven (7) years thereafter.

       9.5 PUBLICITY AND ANNOUNCEMENTS. Unless agreed upon in writing by the Parties, neither Party shall originate any publicity, news release or other public announcement, written or oral, whether to the public press, stockholders or otherwise, relating to this Agreement, any amendment hereto, performance by the Parties hereunder, or the Product, except for such announcement as in the opinion of legal counsel to the Party making such announcement is legally required, in which event such Party shall give the other Party a reasonable opportunity to review the form and content of the announcement before such legally required disclosure is made.


10.    TRADEMARKS

       10.1 ASSIGNMENT OF API TRADEMARKS. API hereby assigns to Abbott all of API's right, title and interest in and to the API Trademarks Nyotran7 and NystatinLF7, including the trademark applications and registrations set forth in the attached Exhibit E. API shall execute such documents and take such further actions as Abbott may reasonably request to effectuate such assignment, including the execution of a Trademark Assignment document in the form of the attached Exhibit F. Following such assignment, Abbott shall be responsible for filing and maintaining the API Trademarks at Abbott's sole expense, provided that API shall be responsible for any costs of filing and maintaining such API Trademarks incurred prior to the effective date of the assignment.

       10.2 ALTERNATE TRADEMARKS. If Abbott does not wish to use an API Trademark for the Product in any country of the Territory or if Abbott is legally prevented from using any API Trademark originally registered in any country in the Territory due to trademark infringement litigation or otherwise, Abbott may use one or more alternate trademarks selected by Abbott for use in such country ("Alternate Trademarks"). Abbott shall own the Alternate Trademarks and shall be responsible for filing and maintaining the Alternate Trademarks at Abbott's sole expense.


11.    PATENT OWNERSHIP AND WARRANTIES

       11.1 PATENT OWNERSHIP. Subject to the license rights granted to Abbott hereunder, API retains its ownership rights and/or licenses in all of all API Patent Rights and shall be responsible for filing, prosecuting, maintaining and defending API Patent Rights pursuant to Section 12.1.

       11.2 JOINT INVENTIONS. For all inventions (if any), made jointly by the Parties according to the named inventors therefor, the Parties shall apply for patent protection therefor upon the written request of either Party. Patent protection for such invention(s) shall be applied for jointly in the name of the Parties as co-assignees and co-owners of such invention(s) and all patent application preparation, filing, maintenance and prosecution responsibilities and costs thereof in the Territory shall be shared equally by the Parties. If one of the Parties does not wish to share equally in the patent application and related costs and expenses in any country of the Territory, then the other Party may seek, obtain and maintain such patent(s) solely in its own name and at its sole expense and shall have sole and exclusive rights to use the inventions covered by such patent(s) without payment of any royalties or compensation to the non-paying Party.

       11.3 API PATENT WARRANTIES. API warrants and represents that: (a) Exhibit A sets forth all of the API Patent Rights as of the Effective Date; (b) API has not granted any licenses or other rights to any third party inconsistent with the licenses and other rights granted to Abbott hereunder; (c) with respect to any API Patent Rights in existence as of the Effective Date that are being sublicensed to Abbott hereunder, the terms of this Agreement are not in conflict with or in violation of any agreements to which API is a party; and (d) to the best of its knowledge as of the Effective Date based upon API's reasonably diligent investigation, the API Patent Rights are valid and enforceable and there are no existing valid third party patents or other proprietary rights in the Territory that might be infringed by the manufacture, marketing, sale or use of the Product in the Territory by Abbott, its Affiliates and Unaffiliated Sublicensees.


12.    PATENT PROSECUTION AND INTELLECTUAL PROPERTY INFRINGEMENT

       12.1 PATENT FILING AND PROSECUTION. During the Term, except as otherwise provided in Section 12.6(b), API shall, at its sole expense, file, prosecute, maintain, and defend API Patent Rights in the Territory and API shall control all API Patent Rights filings and actions. API shall use commercially reasonable efforts to obtain API Patent extensions in any countries in the Territory in which such extensions are available.

       12.2 NOTIFICATION OF INFRINGEMENT. The Parties shall promptly inform each other of any information that comes to their attention involving actual or apparent infringements or misappropriations of API Intellectual Property Rights, by any third party, or claims of alleged infringement made by any third party in the Territory against API, API Affiliates, Abbott, Abbott Affiliates, or any Unaffiliated Sublicensees resulting from the manufacture, sale, or use of the Product.

       12.3 INFRINGEMENT OF THIRD PARTY RIGHTS. Abbott shall have the right to direct or defend, in its own name and at its own expense, any legal or other action or proceeding, including any settlement or negotiation, with respect to any alleged infringement of a third party patent or other proprietary right as a result of Abbott, its Affiliates or Unaffiliated Sublicensees making, having made, using, importing, offering for sale or selling the Product in the Territory. During the pendency of any such proceeding or any appeal thereof, Abbott shall have a right to reduce royalties otherwise payable to API in an amount equal to * (*) of Abbott's out-of-pocket litigation expenses in the quarter in which such royalties are payable; provided, however, that in no event shall Abbott have a right to reduce royalty payments by more than * (*) in any quarter. In the event that
* (*) of Abbott's out-of-pocket litigation expenses exceeds * (*) of the royalties otherwise payable to API in such quarter, Abbott shall have the right to offset such unpaid amounts against future royalties payable to API, but in no event shall Abbott have a right to reduce royalty payments by more than * (*) in any quarter. In the event that a final judgment is entered against Abbott pursuant to which Abbott is required to pay to a third party any monetary damages and/or attorneys' fees, Abbott shall have a right to reduce royalties otherwise payable to API in an amount equal to * (*) of such judgment in the quarter in which such royalties are payable;

provided, however, that in no event shall Abbott have a right to reduce royalty payments by more than * (*) in any quarter. In the event that * (*) of such judgment exceeds * (*) of the royalties otherwise payable to API in such quarter, Abbott shall have the right to offset such unpaid amounts against future royalties payable to API, but in no event shall Abbott have a right to reduce royalty payments by more than * (*) in any quarter. In the event that such final judgment entered against Abbott includes an order that precludes Abbott from manufacturing, marketing, and/or selling the Product in any country or countries in the Territory, API shall pay to Abbott * (*) of such final judgment within ninety (90) days after entry of such judgment or upon completion of such appeal, whichever is later.

       12.4 INFRINGEMENT INDEMNIFICATION. In the event that it is necessary to obtain a license under any third party proprietary right in order to continue commercialization of the Product in any country in the Territory, Abbott and API shall use commercially reasonable efforts to obtain such a license naming Abbott as the licensee. Abbott shall have the right to reduce royalty payments to API by * (*) of all licensing fees and royalties payable by Abbott to the third party licensor, such reductions to be taken in the quarter in which such licensing fees and royalties are paid by Abbott to the third party; provided, however, that in no event shall Abbott have a right to reduce royalty payments by more than * (*) in any quarter.

       12.5 TERMINATION FOR INFRINGEMENT. Should Abbott be prevented by reason of an adverse, non-appealable court or administrative proceeding, order or judgment or arbitral award against it from making, using, or selling the Product in any Major Subterritory, then, as to that part of the Territory so affected, Abbott may terminate this Agreement upon written notice to API, and the Parties shall make a final transition accounting and settlement in such Major Subterritory for outstanding bona fide costs, payments, and expenses to which each Party is entitled hereunder.

       12.6    THIRD PARTY INFRINGEMENT OF API INTELLECTUAL PROPERTY RIGHTS.

               (a) API ENFORCEMENT - API shall have the right, but not the obligation, at its own expense, to commence appropriate measures to enforce the API Intellectual Property Rights against third party infringements within thirty
(30) days after the date API becomes aware of such infringement (including, but not limited to, notifying the infringing third party of such infringement and demanding that such third party cease and desist from such infringement) and, if such infringement does not cease, commence a legal proceeding to enforce the API Intellectual Property Rights against third party infringements within sixty (60) days of the date API becomes aware of such infringement.

               (b) ABBOTT ENFORCEMENT - If within sixty (60) days after the date API becomes aware of any alleged third party infringement, either directly or by notice from Abbott, API fails to commence a legal proceeding pursuant to
Section 12.6(a), or if at any time API discontinues such proceeding, Abbott may, at its sole option, commence, continue, or intervene, as the case may be, in such proceeding. During the pendency of any such proceeding or any appeal thereof, Abbott shall have the right to reduce royalties payable to API by the lesser of (i) * (*) of Abbott's out-of-pocket litigation expenses in such legal proceeding or (ii) * (*) of royalties payable in such country.

       12.7 ALLOCATION OF RECOVERIES. In any action brought by or against a third party infringer by either Party, any monetary damages or judgments obtained by either Party in connection with such action shall be allocated as follows: (a) the Party prosecuting such action shall recover its unreimbursed, out-of-pocket litigation expenses in such action; (b) to the extent that any monies remain, API and Abbott shall divide such monies to compensate API for its lost royalties and Abbott for its lost profits; and (c) to the extent that any monies remain, API and Abbott shall share equally such remaining monies.

       12.8 MUTUAL COOPERATION. In the event of any patent infringement litigation in the Territory involving the Product and any API Intellectual Property Rights, the non-prosecuting or non-defending Party shall render such reasonable assistance as may be requested by the prosecuting or defending Party in connection with such infringement actions. If API requests Abbott's assistance in connection with such infringement claims or actions, API shall reimburse Abbott for such direct, documented out-of-pocket expenses as are reasonably incurred by Abbott during the course of its providing such requested assistance. Before incurring such expenses, the Parties shall in good faith agree in writing on the nature and extent of assistance to be rendered, and an estimate of the total expenses, which expenses shall be monitored periodically.

       12.9 LABELING. Abbott shall be responsible for all labeling, inserts, promotional materials and any other materials which accompany, are distributed, used or referred to in any way by Abbott, its Affiliates or Unaffiliated Sublicensees in connection with the Product. Such materials shall conform to all legal requirements in each country of the Territory in which the Product is sold. Subject to applicable legal requirements and space limitations, all Product labeling, inserts and promotional materials shall indicate that the Product is sold by Abbott under license from API. Upon API's request, Abbott shall provide API with copies of representative samples of materials which Abbott, its Affiliates and Unaffiliated Sublicensees intend to use in connection with the marketing, promotion and sale of the Product prior to their first use thereof. Abbott shall manufacture, register, promote, market and sell the Product in the Territory only for the indications for which relevant Regulatory Approvals have been obtained.

       12.10 NOTIFICATION. Abbott shall also be responsible for notifying, reporting or registering this Agreement or the business relationship created hereby with any government authorities in the Territory to the extent legally required. API shall provide Abbott with such assistance as Abbott may reasonably request in connection therewith.


13.    INDEMNIFICATION AND INSURANCE

       13.1    RECIPROCAL INDEMNIFICATION PROVISIONS.

               (a) API INDEMNIFICATION - API shall defend, indemnify and hold Abbott, its Affiliates, Unaffiliated Sublicensees, and the officers, directors, employees and agents of each, harmless from and against any and all liabilities, damages, claims, demands, costs, or expenses (including reasonable attorneys' fees) claimed by any third party for any property or other economic loss or damage or injury or death suffered by it to the extent the same is determined to have been caused by API's negligence or wilful misconduct or any material breach of this Agreement by API, subject to the conditions of indemnification set forth in Section 13.2.

               (b) ABBOTT INDEMNIFICATION - Abbott shall defend, indemnify and hold API, and its Affiliates, and the officers, directors and employees and agents of each harmless from and against any and all liabilities, damages, claims, demands or costs, or expenses (including reasonable attorneys' fees) claimed by any third party for any property or other economic loss or damage, injury or death suffered by it to the extent the same is determined to have been caused by Abbott's negligence or wilful misconduct or any material breach of this Agreement by Abbott, subject to the conditions of indemnification set forth in Section 13.2.

       13.2 CONDITIONS OF INDEMNIFICATION. With respect to any indemnification obligations of either Party to the other Party under this Agreement, including but not limited to the indemnification obligations of the Parties under Sections 13.1(a) and 13.1(b), the following conditions must be met for such indemnification obligations to become applicable: (a) the indemnified Party shall notify the indemnifying Party promptly in writing of any claim which may give rise to an obligation on the part of the indemnifying Party hereunder; (b) the indemnifying Party shall be allowed to timely undertake the sole control of the defense of any such action and claim, including all negotiations for the settlement, or compromise of such claim or action at its sole expense; and (c) the indemnified Party shall render reasonable assistance, information, co-operation and authority to permit the indemnifying Party to defend such action, it being agreed that any out-of-pocket expenses or other expenses incurred by the indemnified Party in rendering the same shall be borne or reimbursed promptly by the indemnifying Party.

       13.3 INSURANCE. API shall at all times during the Term and for a period of five (5) years thereafter maintain product liability insurance covering the Product with minimum annual limits of $1,000,000 per occurrence and $1,000,000 in the aggregate. Upon Abbott's request at any time during the Term or in the five (5) year period thereafter, API shall deliver to Abbott a certificate of insurance evidencing such insurance and stating that the policy will not be canceled or modified without at least thirty (30) days prior written notice to Abbott.


14.    ADVERSE DRUG EXPERIENCES

       During the relevant Reporting Period (as defined below), each Party shall promptly inform the other Party of any information it obtains or develops regarding the safety of the Product anywhere in the world and shall promptly report to the other Party any information regarding serious adverse reactions or side effects related to the use of the Product. To allow the Parties to comply with the adverse drug experience reporting requirements for the Product to the U.S. FDA and its counterpart regulatory agencies around the world, each Party shall notify the other Party in writing of any "adverse drug experience" that is considered "serious" as defined in U.S. FDA regulations (21 CFR 314.80) or the comparable regulations of other regulatory agencies, regardless of source, so that the other Party will receive such notice within three (3) business days of a Party's first having "obtained or otherwise received" such "adverse drug experience" from "any source", as those terms are defined in U.S. FDA regulations (21 CFR 314.80). Such information shall be communicated by the Parties to each other at the following addresses:

       To Abbott:     Abbott Laboratories
                      Hospital Products Division

                            Attn: Vice President, Medical and Regulatory Affairs Dept. 970, Bldg. AP30
                            200 Abbott Park Road
                            Abbott Park, Illinois, U.S.A. 60064-3500
                            Telephone:  (847) 937-8190
                            Facsimile:  (847) 938-6590

       To API:        API Pharmaceuticals, Inc.
                            Attn: Senior Vice President, Medical and
                                  Regulatory Affairs
                            8707 Technology Forest Place
                            The Woodlands, Texas 77381-1191
                            Phone: (281) 367-1666
                            Facsimile: (281) 367-1676

Each Party shall provide the other with copies of all adverse drug experience reports on the Product filed with the U.S. FDA or other regulatory agencies in the Territory. As used in this Section 14, the "Reporting Period" shall mean
(a) the Term with respect to API's reporting obligation to Abbott and (b) the period from the Effective Date until the effective date of API's assignment of the U.S. NDA for the Product to Abbott with respect to Abbott's reporting obligation to API.


15.    REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to the other Party as follows:

               (a) CORPORATE STATUS - It is a corporation duly organized and validly existing under the laws of its state or other jurisdiction of incorporation or formation;

               (b) AUTHORITY - It has the power and authority to execute and deliver this Agreement, and to perform its obligations hereunder;

               (c) NO CONFLICTS - The execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) any loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter documents or by-laws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

               (d) NO APPROVALS - Except for the regulatory filings and approvals for the Product referenced herein, no authorization, consent or approval of any governmental authority or third party is required for the execution, delivery or performance by it of this Agreement, and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such Party;

               (e) ENFORCEABILITY - This Agreement has been duly authorized, executed and delivered and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles;

               (f) COMPLIANCE WITH LAWS - It shall comply with all applicable laws and regulations relating to its activities under this Agreement; and

               (g) YEAR 2000 COMPLIANCE - All computer hardware and software used by either Party in its business relationship with the other Party will have no lesser functionality with respect to records containing dates before or after January 1, 2000 than previously with respect to dates prior to January 1, 2000.


16.    TERM AND EARLY TERMINATION RIGHTS

       16.1    TERM.  The Term shall be as stated in Section 1.21.

       16.2 TERMINATION FOR CAUSE. Either Party shall have the right, without prejudice to any other rights or remedies available to it, to terminate this Agreement for cause by written notice to the other Party in any of the following events:

               (a) BANKRUPTCY - If the other Party becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the other Party and not dismissed within ninety (90) days, or if the other Party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

               (b) MATERIAL BREACH - If the other Party commits a Material Breach of this Agreement (as defined in Section 18.2(c)) and the Party alleged to be in breach fails to (i) cure such breach or (ii) commence dispute resolution proceedings under Section 18.2 contesting whether a breach has occurred and/or whether such breach is a Material Breach within sixty (60) days after receipt of written notice from the Party asserting the breach.

       16.3 TERMINATION BY MUTUAL AGREEMENT. This Agreement may be terminated at any time by written agreement of the Parties.

       16.4    TERMINATION BY ABBOTT.

               (a) SAFETY OR EFFICACY - If at any time during the Term: (i) the Party with responsibility for filing an application for Regulatory Approval hereunder ("Filing Party") decides not to file an application for Regulatory Approval in any Major Subterritory or decides to withdraw such application due to documented adverse reactions or other safety issues with the Product or the Product's lack of efficacy or limited efficacy (collectively, "Safety or Efficacy Issues"); (ii) the Filing Party's application(s) for Regulatory Approval in any Major Subterritory is rejected due to Safety or Efficacy Issues;
(iii) the Filing Party's application(s) for Regulatory Approval in any Major Subterritory is subsequently withdrawn because of Safety or Efficacy Issues;
(iv) the Product is withdrawn or recalled from the market in any Major Subterritory because of Safety or Efficacy Issues; or (v) at any time during the period from the Effective Date to the effective date of API's assignment of the U.S. NDA for the Product to Abbott, Abbott reasonably believes documented Safety or Efficacy Issues exist and Abbott has so notified API in writing, then Abbott may, at its option, terminate this Agreement upon thirty (30) days prior written notice to API. Abbott may, at its option, exercise its right of termination under this Section 16.4(a) on a country-by-country basis, and, if Abbott does so, Abbott's termination notice shall specify the country or countries of the Territory affected.

               (b) LIMITED COMMERCIAL VIABILITY - At any time during the Term after the Filing Party has obtained Regulatory Approval in any country of the Territory, Abbott shall have the right to terminate this Agreement upon one hundred eighty (180) days prior written notice to API for reasons of the Product's limited commercial viability and/or due to competition, limited customer acceptance, regulatory limitations and/or market dynamics, as determined by Abbott.


17.    CONSEQUENCES OF TERMINATION

       17.1 EFFECT OF TERMINATION. Termination or expiration of this Agreement through any means and for any reason shall not relieve the Parties of any obligations accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to any prior breach of any of the provisions of this Agreement.

       17.2    LICENSE RIGHTS.  If Abbott terminates this Agreement pursuant to
Section 16.2(a) or Section 16.4 or if API terminates this Agreement pursuant to
Section 16.2, then: (a) Abbott's license rights in API Intellectual Property Rights hereunder shall terminate, (b) Abbott shall assign to API all of its right, title and interest in and to the API Trademarks, with API assuming responsibility for filing and maintaining the API Trademarks as of the effective date of the assignment, including all recordal and future costs associated therewith; and (c) upon API's request, the Parties shall negotiate in good faith for the assignment of any Alternate Trademarks from Abbott to API.

       17.3 FULLY PAID-UP LICENSE. Upon expiration of the Term or earlier termination of this Agreement for any reason other than by API pursuant to
Section 16.2 or by Abbott pursuant to Section 16.2(a) or Section 16.4 or by the Parties jointly pursuant to Section 16.3, Abbott's license rights in API Intellectual Property Rights hereunder shall become fully paid-up and irrevocable.

       17.4 MUTUAL AGREEMENT. If the Parties terminate this Agreement by mutual written agreement pursuant to Section 16.3, the Parties shall specify the consequences of such termination in such written agreement.

       17.5 REGULATORY APPROVALS. Upon expiration of the Term, or upon earlier termination of this Agreement other than by API pursuant to Section 16.2 or by Abbott pursuant to Section 16.2(a) or Section 16.4, Abbott's right to manufacture, market, and sell the Product in the United States pursuant to the U.S. NDA for the Product shall become fully paid-up and irrevocable, and, if API has not previously done so, API shall promptly assign such U.S. NDA to Abbott. Upon termination of this Agreement by API pursuant to Section 16.2 or by Abbott pursuant to Section 16.2(a) or Section 16.4, Abbott shall grant to API a fully paid-up, irrevocable right to manufacture, market, and sell the Product outside the United States pursuant to Abbott's Regulatory Approvals for the Product, and Abbott shall promptly assign such Regulatory Approvals to API.


18.    GOVERNING LAW AND DISPUTE RESOLUTION

       18.1 GOVERNING LAW. This Agreement, including the validity, construction, interpretation and performance thereof, shall be governed entirely by the laws of the State of Illinois, without regard to its conflict of laws provisions. It is the specific intent and agreement of the Parties that the United Nations Convention on the International Sale of Goods shall not apply to this Agreement.

       18.2 DISPUTE RESOLUTION. All disputes arising out of or in connection with this Agreement (except those involving actions commenced by or involving third parties and affecting or involving only one of the Parties) shall be resolved with the following mechanism:

               (a) ATTEMPTED AMICABLE RESOLUTION - The Parties shall promptly give each other written notice of any disputes requiring resolution hereunder, which written notice shall specify the Section(s) of this Agreement the other Party is alleged to have breached and shall briefly state the initiating Party's claims, and the Parties shall use reasonable efforts to resolve any such disputes in an amicable manner.

                      Any disputes arising in connection with this Agreement which cannot be resolved in an amicable manner by representatives of the Parties shall be referred, not later than thirty (30) days after initiation of dispute resolution proceedings under this Section 18.2, to the following corporate officers of the Parties for resolution:

       For Abbott:
       President, Hospital Products Division (or his or her designee)
       For Aronex:
       Chairman and CEO (or his or her designee)

                      Such officers (or their designees) shall attempt to resolve the dispute and shall communicate with each other by facsimile or telephone or in personal meetings in an effort to resolve the dispute.

               (b) ADR PROCEDURE - Any disputes arising in connection with this Agreement which cannot be resolved by the Parties within forty-five (45) days after initiation of dispute resolution proceedings under Section 18.2(a) shall be finally settled by binding Alternate Dispute Resolution ("ADR") in accordance with the procedures set forth in the attached Exhibit D.

               (c)    ADR RULING - The neutral in any ADR proceeding under
Section 24.2(b) shall determine and advise the Parties in writing:

                      (i) Whether either Party has committed a breach of any of its obligations under this Agreement; and

                      (ii)    If either Party has committed a breach,

                              (A)    Whether such breach is a Material Breach
or a breach other than a Material Breach, and

                              (B)    The appropriate remedy for any such breach
pursuant to Section 18.2(d).

               As used herein "Material Breach" shall mean either a failure by Abbott to pay any milestone payments pursuant to Section 3.1, any research and development funding payments pursuant to Section 3.2, or any royalty payments pursuant to Sections 4.1 or 4.2 within sixty (60) days after written notice from API ("Material Payment Breach"), provided that Abbott may in good faith contest whether a given payment is due or the amount due and pay the amount the neutral determines to be due without being deemed to have committed a Material Payment Breach, or any other breach which involves willful disregard of the other Party's rights under this Agreement or which materially and adversely affects the rights of the other Party in at least one (1) Major Subterritory ("Other Material Breach").

               (d) REMEDIES - The neutral in any proceeding under Section 18.2(b) shall have the authority to award the non-breaching Party the following relief (except as otherwise provided in Section 18.2(e) and (f)):

                      (i) For a Material Payment Breach, an order to pay the amount due and termination of this Agreement;

                      (ii) For any Other Material Breach, an award of damages and/or equitable relief and/or termination of this Agreement in whole or in part (including the termination of any licenses granted to the breaching Party, whether in whole or in part, on a worldwide or country-by-country basis); and

                      (iii) For a breach other than a Material Breach, an award of damages and/or equitable relief.

               (e) DISPUTE RESOLUTION FOR SECTION 7.1 - API shall be entitled to commence dispute resolution proceedings pursuant to Section 18.2 to challenge Abbott's compliance with its commercially reasonable efforts obligations in the Territory pursuant to Section 7.1 not more than once every twelve (12) months for each respective country. The determination of whether Abbott has used its commercially reasonable efforts in each respective country shall be based on the totality of circumstances. If API successfully establishes that Abbott has failed to use its commercially reasonable efforts,
(i) for the first such violation, the neutral shall have the authority to award damages or equitable relief to API (but not termination of Abbott's license rights) and (ii) for any subsequent violations in the same country, the neutral shall have the authority to award damages, equitable relief or termination of Abbott's license rights in the country where such breach occurs.

       18.3 EFFECT OF COMMENCING DISPUTE RESOLUTION. If either Party in good faith commences dispute resolution proceedings under Section 18.2, (a) any applicable notice periods or cure periods hereunder (including but not limited to the period referenced in Section 16.2(b)) shall be temporarily suspended pending the outcome of such dispute resolution proceedings and (b) the non-breaching Party may, at its option, pay any amounts payable to the other Party that are in dispute into an interest-bearing escrow account pending the outcome of such dispute resolution proceedings.


19.    NOTICES

       19.1 MANNER OF GIVING NOTICES. All notices required or permitted in connection with this Agreement shall be writing and may be given by personal delivery, prepaid registered or certified mail, or telecopier, addressed to the Party to receive the same at its address set forth below, or to such other address as it shall later designate by like notice to the other Party. Notice of termination of this Agreement if given by telecopier shall be confirmed by prepaid registered or certified mail dated and posted within twenty-four (24) hours. The effective date of receipt of any notice if served by telecopier shall be deemed the first business day in the city of destination following the dispatch thereof and if given by letter only, it shall, unless earlier received, be deemed effective not later than seven (7) days after the date of posting. Notice by personal delivery shall be effective as of the date of such delivery.

       19.2    ADDRESSES FOR NOTICES.

       Notices to API shall be sent to:

       Aronex Pharmaceuticals, Inc.
       Attn: Chief Executive Officer
       8707 Technology Forest Place
       The Woodlands, Texas 77381-1191
       Facsimile: (281) 367-1676

       With a copy to:

       Andrews & Kurth, L.L.P.
       Attn: Jeffrey L. Wade
       2170 Buckthorne Place, Suite 150
       The Woodlands, Texas 77380
       Facsimile: (713) 238-7131

       Notices to Abbott shall be sent to:

       Abbott Laboratories
       Hospital Products Division
       Attn: President
       Dept. 0960, Bldg. AP30
       200 Abbott Park Road
       Abbott Park, Illinois U.S.A. 60064-3500
       Facsimile:  (847) 937-0805

       and

       Abbott Laboratories
       Abbott International
       Attn: President
       Dept. 06WP, Bldg. AP30
       200 Abbott Park Road
       Abbott Park, Illinois U.S.A. 60064-3500
       Facsimile: (847) 938-8325

       With a copy to:

       Abbott Laboratories
       Attn: Div. V.P. - Domestic Legal Operations
       Legal Division, Dept. 322, Bldg. AP6D
       100 Abbott Park Road
       Abbott Park, Illinois U.S.A. 60064-3500
       Facsimile:  (847) 938-1206


20.    INTEGRATION

       This Agreement represents the entire Agreement between the Parties relating to the subject matter hereof and supersedes all prior arrangements, understandings, correspondence, notes, minutes and agreements between the Parties (or their predecessors in interest) whether written or oral. No supplement, modification or amendment of this Agreement shall be binding unless executed by the Parties in writing and signed by the duly authorized representatives of both Parties.


21.    ASSIGNMENT

       Neither Party may assign this Agreement or any of its rights hereunder, nor delegate any of its duties or obligations hereunder, to any third party without the prior written consent of the other Party; subject to Abbott's right to grant sublicenses of its rights under this Agreement to an Abbott Affiliate or Unaffiliated Sublicensee in accordance with Section 2.2. Neither Party shall unreasonably withhold its consent to such contemplated assignment if such contemplated assignment is in connection with the sale by either Party of all or substantially all of its assets to a third party which is not a direct competitor of the other Party in the hospital or pharmaceutical products area.

22.    LIMITATION OF DAMAGES

       In no event shall either Party be liable to the other Party for any indirect, incidental or consequential damages in connection with the performance of this Agreement or any breach of this Agreement.


23.    FORCE MAJEURE

       Neither Party shall be held in breach of this Agreement for failure to perform any of its obligations hereunder to the extent and for the time period such performance is prevented in whole or in part by reason of any Force Majeure event, including but not limited to industrial disputes, strikes, lockouts, riots, mobs, fires, floods, and other natural disasters and Acts of God, wars declared or undeclared, civil strife, embargo, delays in delivery or defects or shortages of raw materials from suppliers, loss or breakdown of any production equipment, losses or shortage of power, damage to or loss of goods in transit, currency restrictions, or events caused by reason of laws, regulations or orders by any government, governmental agency or instrumentality or by any other supervening unforeseeable circumstances whatsoever beyond the control of the Party so affected. The Party so affected shall (a) give prompt written notice to the other Party of the nature and date of commencement of the Force Majeure event and its expected duration and (b) use its commercially reasonable efforts to avoid or remove the Force Majeure event as soon as possible to the extent it is so able to do.


24.    RELATIONSHIP OF PARTIES

       The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed so as to constitute the Parties as partners, joint venturers or agents of the other. Neither Party has any express or implied right or authority under this Agreement to assume or create any obligations or make any warranties and representations on behalf of or in the name of the other Party, or to bind the other Party to any contract, agreement or undertaking with any third party, and no conduct of the Parties pursuant to the terms of this Agreement shall be deemed to establish such right or authority. Neither Party shall make any representation to third parties that the relationship created hereby constitutes a partnership, joint venture or agency relationship.


25.    SEVERABILITY OF CLAUSES

       In case one or more of the provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed by limiting such invalid, illegal or unenforceable provision, if such is not possible, by deleting such provision from this Agreement.


26.    NON-WAIVER

       The failure by either Party at any time to enforce any of the terms or provisions or conditions of this Agreement or exercise any right hereunder shall not constitute a waiver of the same or affect that Party's rights thereafter to enforce or exercise the same. No waiver of any of the provisions of this Agreement shall be deemed binding unless executed in writing by the Party to be bound by it.


27.    HEADINGS

       The headings in this Agreement are for convenience of reference only and shall not be used in the interpretation of any provisions hereof.


28.    EXECUTION

       This Agreement shall be executed by the Parties in two (2) original counterparts, one (1) original counterpart being retained by each Party and either of which shall be deemed sufficient to prove the existence and terms and conditions hereof. This Agreement may be executed by the Parties by the exchange of facsimile signature pages, with signed original counterparts of the Agreement to be exchanged by the Parties promptly thereafter.

       IN WITNESS WHEREOF, the Parties' duly authorized representatives hereto have executed this Agreement as of the Effective Date.


ARONEX PHARMACEUTICALS, INC.         ABBOTT LABORATORIES


By:                                  By:
    --------------------------           --------------------------

Title:                               Title:
       -----------------------              -----------------------
Date:                                Date:
      ------------------------             ------------------------

                                   LIST OF EXHIBITS


EXHIBIT A                     API PATENTS

EXHIBIT B                     FACTORY COST

EXHIBIT C                     U.S. PRODUCT DEVELOPMENT PLAN

EXHIBIT D                     ALTERNATIVE DISPUTE RESOLUTION

EXHIBIT E                     API TRADEMARK APPLICATIONS AND REGISTRATIONS

EXHIBIT F                     FORM OF TRADEMARK ASSIGNMENT

                                      EXHIBIT A
                                  API PATENT RIGHTS

Part I         API Patents

1.   US 4,812,312
     Lopez-Berestein et al. "Liposome-Incorporated Nystatin"
     Japan:              2703594        granted 10/3/97
     EPO:                0348431        granted 8/5/92
     Austria:            E79028                 "
     Belgium:            0348431                "
     Switzerland:        0348431                "
     Germany:            p3873528.8             "
     France:             0348431                "
     UK:                 0348431                "
     Italy:              0348431                "
     Netherlands:        0348431                "
     Sweden:             0348431                "

2.   US 4,950,432
     Reeta Mahte et al. "Polyene Microlide Pre-Liposomal Powders"

3.   US 5,178,875
     Lenk at al. "Liposomal-Polyene Preliposomal Powder and Method of Its Preparation"

     Australia:          663074         granted 2/6/96
     EPO:                0567582        granted 5/17/95
     Austria:            E1 22559               "
     Belgium:            0567582                "
     Switzerland         0567582                "
     Germany:            69202569               "
     Denmark:            0567582                "
     Spain:              0567582                "
     France:             0567582                "
     UK:                 0567582                "
     Greece:             0567582                "
     Italy:              0567582                "
     Luxembourg:         0567582                "
     Monaco              0567582                "
     Netherlands:        0567582                "
     Sweden:             0348431                "

4.   USSN: 08/535,885 (allowed, Issue Fee paid 7/31/98)
     Lenk el al. "Liposomal-Polyene Preliposomal Powder and Method of Its Preparation"

*               *

1.   *

     *

2.   *
     *

                                      EXHIBIT B
                                     FACTORY COST

DIRECT MATERIAL COST:
       Direct material cost includes all raw material used in the manufacturing process as contained in the bill of material to manufacture Product. Direct material is identified by specific lot numbers. Items normally included are;

       Raw drug.
       Diluting material such as the alcohol.
       Vial.
       Vial stopper.
       Vial seal
       Inline solution filters and compounding filters.
       Vial label
       Single unit carton.
       Shipper
       Any other specialized packaging material.

DIRECT LABOR COST.
       Includes the cost of employees directly involved in the manufacture of the Product. Our direct labor employees are classified as Assistants, Operators, Attendants, Technicians, Senior Production Operators, Productions Equipment Specialists, and Group Leaders. The rate per hour includes the average base rate for all direct employees plus a fringe rate that includes vacations, holidays, insurance costs, pension, 401K, bonuses and legally mandated employer taxes. Standard product cost uses an Industrial Engineering estimate of the hours to perform each step of the production process. Additional procedures or employees required to handle explosive material would be added as a direct labor operation. Direct labor operations are normally considered to be:

       Drug dispensing.
       Drug mixing.
       Preparation of the filling equipment.
       Preparation of components such as washing vial stoppers.
       Preparation of printed materials, primarily labels.
       Filling of the vial.
       Post filling light inspection.
       Lyophilization
       Labeling.
       Packing.

VARIABLE OVERHEAD COST.
       Includes the costs of operating the plant which change as the volume of production in the plant changes. The major components of variable overhead are related to the production operator and include their overtime, time spent for training and plant meetings, and their uniforms and gowns. Any specialized employee safety equipment such as used in an explosion proof environment would be included in this category. Cost included in this category are assigned to standard product cost as a rate per hour applied to direct labor hours identified above.

FIXED OVERHEAD COSTS.
       Includes the other costs associated with operating a manufacturing plant. The key components are the cost of the quality assurance organization, material planning, purchasing, receiving, and warehousing, plant maintenance, utilities and engineering, the health and safety group, production supervision, and fixed costs such as depreciation taxes, and insurance. Investment in explosive proof equipment and changes to the facility required to handle explosive material would be included in this category. These costs are assigned to standard product cost based on fully utilized plant capacity.

       The standard product cost development process occurs once per year in the mid-summer time period. At that time, assumptions are made regarding inflation rates for raw material and wages, productivity improvements, and plant utilization levels.

                                      EXHIBIT C

                            U.S. PRODUCT DEVELOPMENT PLAN


       API shall conduct all clinical studies required to obtain Regulatory Approval in the United States, including but not limited to the studies referenced below, with the objective of obtaining U.S. NDA approval for the Product in injectable dosage form with an Empiric Claim on or before *.


STUDY NO.                   STUDY TITLE                                               BRIEF DESCRIPTION
AR-90-01-002        Pharmacokinetics of Nystatin(LF),"*, I.V. in Patients     Phase 1, Single dose,
                    with Acquired Immunodeficiency Syndrome (AIDS)-Related    dose-escalating up to 1
                    Complex ARC                                               mg/kg

AR-91-35,606-004    A Phase I-ii Clinical Study of Nystatin-Trademark-,       Phase I-II, Multiple
                    I.V. in Patients with HIV Infection                               dose, dose-escalating up
                                                                              to 7 mg/kg

AR-41,356-93-002    Phase I Study to Determine the Maximum Tolerated Dose     Phase I, Multiple dose,
                    of Liposomal Nystatin(LF)-trademark- in Patients with     dose-escalating up to 8
                    Presumed or Proven Fungal infection Due to ASPERGILLUS    mg/kg
                    or CANDIDA Species and Other Opportunistic Fungi

AR-92-41,356-005    A Multicenter Study to Evaluate the Safety and            Phase II, Multiple dose
                    Efficacy of Various Doses of Nyotran-Registered           at 2 or 4 mg/kg, in
                    Trademark- in Non-Neutropenic Patients with Candidemia    patients with systemic
                                                                              CANDIDA infections

AR-94-41,356-006    A Prospectively Randomized, Double-Blind, Comparative     Phase III, Multiple dose
                    Multicenter Study to Evaluate Efficacy and Safety of      blinded comparative
                    Nyotran-Registered Trademark- and Amphotericin B or       study in patients with
                    Empiric Antifungal Treatment in Neutropenic Patients      presumed fungal
                                                                              infections, conducted in
                                                                              US

AR-95-41,356-009    A Prospectively Randomized, Double-Blind, Comparative     Phase III, Multiple dose
                    Multicenter Study to Evaluate Efficacy and Safety of      blinded comparative
                    Nyotran-Registered Trademark- and Amphotericin B for      study in patients with
                    Empiric Antifungal Treatment in Neutropenic Patients      presumed fungal
                                                                              infections, conducted in
                                                                              Europe

AR-94-41,356-007    An Open-Label, Non-Comparative, Multicenter Study to      Phase II, Multiple dose
                    Evaluate the Clinical Efficacy and Safety of Nyotran-     salvage therapy trial in
                    Registered Trademark- (Liposomal Nystatin) in the         aspergillosis conducted
                    Treatment of Patients with Proven or Probable             primarily in Europe,
                    ASPERGILLUS Infection Who Are Failing Standard            South Africa, and
                    Parenteral Antifungal Therapy Due to Lack of Response     Australia
                    or Intolerance to Amphotericin B or Liposomal
                    Amphotericin

AR-96-41,356-008    An Open-Label, Non-Comparative, Multicenter Study to      Phase II, Multiple dose
                    Evaluate the Clinical Efficacy and Safety of Nyotran-     salvage therapy trial in
                    Registered Trademark- (Liposomal Nystatin) in the         aspergillosis conducted
                    Treatment of Patients with Proven or Probable             primarily in the US
                    ASPERGILLUS Infection Who Are Failing Standard
                    Parenteral Antifungal Therapy Due to Lack of Response
                    or Intolerance to Amphotericin B or Liposomal
                    Amphotericin

AR-97-41,356-013    A PhaseII/III Randomized, Multicenter Study to            *
                    Determine the Optimal Dose of Nyotran-Registered
                    Trademark- (Liposomal Nystatin) for the Treatment of
                    Patients with Cryptococcal Meningitis by Comparing the
                    Safety and Efficacy of the 2 mg/kg/day, 3 mg/kg/day
                    and 4 mg/kg/day Doses of Nyotran-Registered Trademark-
                    and To Compare the Safety and Efficacy of the
                    Resulting Optimal Dose of Nyotran-Registered
                    Trademark- versus Fungizone-Registered Trademark-
                    (Amphotericin B) in Patients with Cryptococcal
                    Meningitis

                    *                                                         *

                                      EXHIBIT D

                            ALTERNATIVE DISPUTE RESOLUTION

       The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which relates to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective representatives of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

       If the matter has not been resolved within twenty-eight (28) days of he notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

       1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

       2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, the parties shall request the President of the Center for Public Resources ("CPR"), 366 Madison Avenue, New York, New York 10017 to select a neutral pursuant to the following procedures:

               (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request from the parties, along with a CURRICULUM VITAE for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

               (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

               (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

               (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set for in subparagraphs 2(a) - 2(d) above shall be repeated.

       3.      No earlier than twenty-eight (28) days or later than fifty-six
(56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

       4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

               (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

               (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

               (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

               (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

       Except as expressly set forth in subparagraphs 4(a) - 4(d) above, no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

       5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

               (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

               (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

               (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it has raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

               (d) Witnesses shall be excluded from the hearing until closing arguments.

               (e) Neither affidavits nor settlement negotiations shall be admissible under any circumstances. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

       6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

       7.      The neutral shall rule on each disputed issue within fourteen
(14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

       8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

               (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

               (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

       9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

       10. Except as provided in paragraph 9 of this Exhibit D or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

                                      EXHIBIT E

                     API TRADEMARK APPLICATIONS AND REGISTRATIONS





                              API TRADEMARKS REGISTERED


Case Number         Mark                Registration No.    Next Renewal Date
-----------         ----                ----------------    -----------------
ARG-106
United States       LF                    1,785,153           08/03/03
ARG-701
United States       Nyotran               2,173,459           07/04/08


                                      EXHIBIT F

                             FORM OF TRADEMARK ASSIGNMENT

                                      ASSIGNMENT

       WHEREAS, Aronex Pharmaceuticals, Inc., a corporation existing under the laws of the State of Delaware, having its principal place of business at 8707 Technology Forest Place, The Woodlands, Texas 77381-1191 is the owner of the United States Trademark Registrations as depicted on Schedule 1 attached hereto; and

       WHEREAS, Abbott Laboratories, a corporation existing under the laws of the State of Illinois, having its principal place of business at Abbott Park, Illinois 60064 is desirous of acquiring all right, title and interest in and to said Trademark Registrations, and

       WHEREAS, Aronex Pharmaceuticals, Inc. is willing to assign any and all of its right to the said Trademark Registrations,

       NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Aronex Pharmaceuticals, Inc. does hereby sell, transfer, convey and assign to Abbott Laboratories any and all of its right, title and interest in and to the trademarks and the Trademark Registrations associated therewith, including the goodwill of the business symbolized by the trademark.

       Dated this ______ day of ____________________, 1998.

Aronex Pharmaceuticals, Inc.         Abbott Laboratories



By:                                  By:
Title:                               Title:

                                     Schedule I

Trademark             Country                Registration Number
LF                    United States                      1,785,153
NYOTRAN               United States                      2,173,459
